Exhibit 99.1

Sonic Automotive, Inc. Profits up 24%

Same Store Revenue Grows 9% - Record Q1 Revenues

CHARLOTTE, N.C. – April 23, 2012 – Sonic Automotive, Inc. (NYSE: SAH), one of the nation’s largest automotive retailers, today reported 2012 first quarter earnings from continuing operations of $19.5 million for a 24% increase over the prior year results. Earnings from continuing operations per diluted share increased 22% to $0.33 compared to $0.27 in the prior year quarter.

Q1 2012 Highlights – Record Q1 Same Store Revenues; Fixed Operations Revenue and Gross Revenue Growth Despite Lower Warranty Activity; Continue to Invest in Base Business

•	Total Q1 revenues up 9.3% over prior year quarter

•	New vehicle retail revenue up 12.1% in Q1

•	Used vehicle revenue up 9.0% for the quarter

•	Parts and Service revenue up 5.1% in Q1

•	SG&A to gross profit % down 30 bps to 79.4% for the quarter

B. Scott Smith, the Company’s President, noted, “We are pleased with this quarter’s results. Our overall profitability increased significantly from the prior year quarter due to our strong revenue growth and continued improvement in our SG&A to gross profit metrics. The improvements in these metrics were achieved as we continue substantial investment in our information technology and training initiatives. We have cultivated a culture and team that are mature and stable, allowing us to embrace and execute these processes and technologies. Our goal remains the same, develop predictable, repeatable and sustainable processes through the use of innovative technologies and operating playbooks to create a competitive advantage benefiting Sonic Automotive now and in the years to come.”

Commenting on Sonic’s operating performance, Jeff Dyke, the Company’s EVP of Operations noted, “As a result of our operating disciplines, we achieved record first quarter revenues of nearly $2 billion with our current complement of stores. Our new vehicle retail unit volume, which increased 11.2% versus the first quarter of 2011, outpaced the new vehicle retail industry volume increase. We are excited about the possibilities of further improvement resulting from our continued focus on efficient execution of our selling and customer service processes.”

First Quarter Earnings Conference Call

Senior management will host a conference call today at 11:00 A.M. (Eastern) to discuss the quarter’s results. To access the live broadcast of the call over the Internet go to: www.sonicautomotive.com, then click on “Our Company”, then “Investor Relations”, then “Earnings Conference Calls”.

Presentation materials for the conference call can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “Investor Relations” tab under “Our Company” and choosing “Webcasts & Presentations”.

A live audio of the call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-585-8367, Conference ID: 70848537, International callers dial (404) 537-3406.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated growth in new vehicle sales, and future success and impacts from the implementation of our strategic initiatives. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2011. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (Unaudited)

(Dollars in thousands, except per share data)

	First Quarter Ended March 31,
	2012	2011
Revenues
New retail vehicles	$1,018,536	$908,853
Fleet vehicles	45,917	63,640
Total new vehicles	1,064,453	972,493
Used vehicles	517,052	474,555
Wholesale vehicles	45,341	35,046
Total vehicles	1,626,846	1,482,094
Parts, service and collision repair	301,748	287,100
Finance, insurance and other	59,248	49,102
Total revenues	1,987,842	1,818,296
Total gross profit	311,869	287,238
Selling, general and administrative expenses	(247,480)	(229,016)
Impairment charges	(1)	(17)
Depreciation and amortization	(11,071)	(9,895)
Operating income (loss)	53,317	48,310
Interest expense, floor plan	(4,473)	(5,365)
Interest expense, other, net	(15,080)	(15,359)
Interest expense, non-cash, convertible debt	(1,630)	(1,694)
Interest income (expense/amortization), non-cash, cash flow swaps	22	178
Other income (expense), net	19	71
Income (loss) from continuing operations before taxes	32,175	26,141
Provision for income taxes - benefit (expense)	(12,709)	(10,457)
Income (loss) from continuing operations	19,466	15,684
Income (loss) from discontinued operations	1,032	(720)
Net income (loss)	$20,498	$14,964

Diluted:
Weighted average common shares outstanding	64,420	65,950

Earnings (loss) per share from continuing operations	$0.33	$0.27
Earnings (loss) per share from discontinued operations	0.02	(0.01)
Earnings (loss) per share	$0.35	$0.26

Gross Margin Data (Continuing Operations):

New retail vehicles	6.2%	6.3%
Fleet vehicles	3.4%	3.1%
Total new vehicles	6.1%	6.1%
Used vehicles	7.8%	7.9%
Wholesale vehicles	0.5%	(1.3%)
Parts, service and collision repair	48.7%	49.3%
Finance, insurance and other	100.0%	100.0%
Overall gross margin	15.7%	15.8%

SG&A Expenses (Continuing Operations):

Compensation	$147,534	$134,802
Advertising	13,044	13,440
Rent and rent related	28,693	29,791
Other	58,209	50,983
Total	$247,480	$229,016

SG&A Expenses as % of Gross Profit	79.4%	79.7%

Operating Margin %	2.7%	2.7%

Unit Data (Continuing Operations):

New retail units	29,685	26,703
Fleet units	1,705	2,488
Total new units	31,390	29,191
Used units	26,547	24,895
Wholesale units	7,526	5,583

Other Data:

Continuing Operations revenue percentage changes:
New retail vehicles	12.1%
Fleet vehicles	(27.8%)
Total new vehicles	9.5%
Used vehicles	9.0%
Parts, service and collision repair	5.1%
Finance, insurance and other	20.7%
Total revenues	9.3%

Sonic Automotive, Inc.

Earnings Per Share Reconciliation (Unaudited)

(Dollars in thousands, except per share data)

	First Quarter Ended March 31, 2012
		Income (Loss) From Continuing Operations		Income (Loss) From Discontinued Operations
						Net Income (Loss)
	Weighted Average Shares	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
Earnings (loss) and shares	52,224	$19,466		$1,032		$20,498
Effect of participating securities:
Non-vested restricted stock and stock units	-	(303)		-		(303)

Basic earnings (loss) and shares	52,224	$19,163	$0.37	$1,032	$0.02	$20,195	$0.39
Effect of dilutive securities:
Contingently convertible debt (5.0% Convertible Notes)	11,676	2,167		5		2,172
Stock compensation plans	520

Diluted earnings (loss) and shares	64,420	$21,330	$0.33	$1,037	$0.02	$22,367	$0.35

	First Quarter Ended March 31, 2011
		Income (Loss) From Continuing Operations		Income (Loss) From Discontinued Operations
						Net Income (Loss)
	Weighted Average Shares	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
Earnings (loss) and shares	52,416	$15,684		$(720)		$14,964
Effect of participating securities:
Non-vested restricted stock and stock units	-	(205)		-		(205)

Basic earnings (loss) and shares	52,416	$15,479	$0.30	$(720)	$(0.02)	$14,759	$0.28
Effect of dilutive securities:
Contingently convertible debt (5.0% Convertible Notes)	12,890	2,296		14		2,310
Stock compensation plans	644

Diluted earnings (loss) and shares	65,950	$17,775	$0.27	$(706)	$(0.01)	$17,069	$0.26